Exhibit 2.1

TEMPUS AI, INC.

PLAN OF CONVERSION

This Plan of Conversion (this “Plan”) is adopted as of August 7, 2025, and sets forth certain terms of the conversion of Tempus AI, Inc., a Delaware corporation (the “Delaware Corporation”), to a Nevada corporation (the “Nevada Corporation”), pursuant to the terms of the General Corporation Law of the State of Delaware (as amended, the “DGCL”) and Chapters 78 and 92A of the Nevada Revised Statutes (as amended, the “NRS”).

WITNESSETH:

WHEREAS, the Delaware Corporation was incorporated on September 21, 2015 under the name Bioin, Inc.;

WHEREAS, upon the terms and subject to the conditions set forth in this Plan, and in accordance with Section 266 of the DGCL and NRS 92A.195, the Delaware Corporation will be converted to a Nevada Corporation;

WHEREAS, the board of directors (the “Board”) of the Delaware Corporation has unanimously (i) determined that the Conversion (as defined below) is advisable and in the best interests of the Delaware Corporation and its stockholders and recommended the approval of the Conversion by the stockholders of the Delaware Corporation and (ii) approved and adopted this Plan, the Conversion, and the other documents and transactions contemplated by this Plan, including the Nevada Corporation Governing Documents, the Delaware Certificate of Conversion and the Nevada Articles of Conversion (as each is defined below);

WHEREAS, the stockholders of the Delaware Corporation have approved and adopted this Plan, the Conversion, and the other documents and transactions contemplated by this Plan, including the Nevada Corporation Governing Documents (as defined below), the Delaware Certificate of Conversion and the Nevada Articles of Conversion; and

WHEREAS, in connection with the Conversion, at the Effective Time (as hereinafter defined), each share of Class A Common Stock, par value $0.0001 per share (“Delaware Class A Common Stock”), and each share of Class B Common Stock, par value $0.0001 per share (“Delaware Class B Common Stock”), of the Delaware Corporation issued and outstanding immediately prior to the Effective Time shall be converted into one share of Class A Common Stock, par value $0.0001 per share (“Nevada Class A Common Stock”), and one share of Class B Common Stock, par value $0.0001 per share (“Nevada Class B Common Stock”), of the Nevada Corporation, respectively.

The mode of carrying out the Conversion into effect shall be as described in this Plan.

ARTICLE I

THE CONVERSION

1.1
Conversion. At the Effective Time (as hereinafter defined), the Delaware Corporation will be converted to the Nevada Corporation, pursuant to, and in accordance with, Section 266 of the DGCL and NRS 92A.195 (the “Conversion”), whereupon the Delaware Corporation will continue its existence in the organizational form of the Nevada Corporation, which will be subject to the laws of the State of Nevada. The Board and the stockholders of the Delaware Corporation have approved and adopted this Plan, the Conversion, and the other documents and transactions contemplated by this Plan, including the Nevada Corporation Governing Documents, the Delaware Certificate of Conversion and the Nevada Articles of Conversion.
1.2
Certificate of Conversion. The Delaware Corporation shall file a certificate of conversion in the form attached hereto as Exhibit A (the “Delaware Certificate of Conversion”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) and shall file articles of conversion in the form attached hereto as Exhibit B (the “Nevada Articles of Conversion”) and articles of incorporation in the form attached hereto as Exhibit C (the “Nevada Articles of Incorporation”) with the Nevada Secretary of State (the “Nevada Secretary of State”), and the Delaware Corporation or the Nevada Corporation, as applicable, shall make all other filings or recordings required by the DGCL or the NRS in connection with the Conversion.
1.3
Effective Time. The Conversion will become effective upon the filing of the Delaware Certificate of Conversion with the Delaware Secretary of State and the filing of the Nevada Articles of Conversion and the Nevada Articles of Incorporation with the Nevada Secretary of State, or at such a later time as specified in the Delaware Certificate of Conversion and the Nevada Articles of Conversion (the “Effective Time”).
ARTICLE II

ORGANIZATION

2.1
Nevada Governing Documents. At the Effective Time, the Nevada Articles of Incorporation and the Bylaws of the Nevada Corporation in the form attached hereto as Exhibit D (together with the Nevada Articles of Incorporation, the “Nevada Corporation Governing Documents”), shall govern the Nevada Corporation until amended and/or restated in accordance with the Nevada Governing Documents and applicable law.
2.2
Directors and Officers. At the Effective Time, by virtue of the Conversion and without any further action on the part of the Delaware Corporation or its stockholders, (i) the members of the Board of the Delaware Corporation as of immediately prior to the Effective Time shall continue as, and constitute all of, the members of the Board of the Nevada Corporation, (ii) the chairperson of the Board of the Delaware Corporation as of immediately prior to the Effective Time shall be the chairperson of the Board of the Nevada Corporation, to serve at the pleasure of the Board of the Nevada Corporation, (iii) each committee of the Board of the Delaware Corporation existing immediately prior to the Effective Time shall continue as a committee of the Board of the Nevada Corporation, on the same terms and with the same powers and authority as the applicable committee of the Board of the Delaware Corporation as of immediately prior to the

Effective Time, and the members of each committee of the Board of the Delaware Corporation as of immediately prior to the Effective Time shall be the members of each such committee of the Board of the Nevada Corporation, each to serve at the pleasure of the Board of the Nevada Corporation, and (iv) the officers of the Delaware Corporation holding their respective offices in the Delaware Corporation as of immediately prior to the Effective Time shall continue in their respective offices as officers of the Nevada Corporation.
ARTICLE III

EFFECT OF THE CONVERSION

3.1
Effect of Conversion. At the Effective Time, the effect of the Conversion will be as provided by this Plan and by the applicable provisions of the DGCL and the NRS. Without limitation of the foregoing, for all purposes of the laws of the States of Delaware and Nevada, all of the rights, privileges, and powers of the Delaware Corporation, and all property, real, personal, and mixed, and all debts due to the Delaware Corporation, as well as all other things and causes of action belonging to the Delaware Corporation, shall remain vested in the Nevada Corporation and shall be the property of the Nevada Corporation, and all debts, liabilities, and duties of the Delaware Corporation shall remain attached to the Nevada Corporation, and may be enforced against the Nevada Corporation to the same extent as if said debts, liabilities, and duties had originally been incurred or contracted by the Nevada Corporation.
3.2
Conversion of Shares. At the Effective Time, by virtue of the Conversion and without any further action by the Delaware Corporation or its stockholders, (i) each share of Delaware Class A Common Stock issued and outstanding immediately before the Effective Time shall be converted into one share of Nevada Class A Common Stock, and all options, restricted stock units, warrants or other entitlements to receive a share of Delaware Class A Common Stock, whether vested or unvested, shall automatically be converted into an option, restricted stock unit, warrant or other entitlement to receive a share of Nevada Class A Common Stock, if applicable, with the same exercise or purchase price per share, and shall, to the extent permitted by law and otherwise reasonably practicable, have the same term, exercisability, vesting schedule, status and all other terms and conditions of the applicable option, restricted stock unit, warrant or other entitlement to receive shares, immediately prior to the Effective Time, and (ii) each share of Delaware Class B Common Stock issued and outstanding immediately before the Effective Time shall be converted into one share of Nevada Class B Common Stock, and all options, restricted stock units, warrants or other entitlement to receive a share of Delaware Class B Common Stock, whether vested or unvested, shall automatically be converted into an option, restricted stock unit, warrant or other entitlement to receive a share of Nevada Class B Common Stock, if applicable, with the same exercise or purchase price per share, and shall, to the extent permitted by law and otherwise reasonably practicable, have the same term, exercisability, vesting schedule, status and all other terms and conditions of the applicable option, restricted stock unit, warrant or other entitlement to receive shares, immediately prior to the Effective Time.
3.3
Effect on Employee Benefit, Equity Incentive or Other Similar Plans. Upon the Effective Time, by virtue of the Conversion and without any further action by the Delaware Corporation or its stockholders, each employee benefit plan, equity incentive plan or other similar plan to which the Delaware Corporation is a party shall continue to be a plan of the Nevada Corporation. To the extent that any such plan provides for the issuance of Delaware Common

Stock, upon the Effective Time, such plan shall be deemed to provide for the issuance of Nevada Common Stock.
ARTICLE IV

MISCELLANEOUS

4.1
Abandonment or Amendment. At any time prior to the filing of the Delaware Certificate of Conversion with the Delaware Secretary of State, the Board, or any duly authorized committee thereof, may abandon the proposed Conversion and terminate this Plan to the extent permitted by law or may amend this Plan.
4.2
Captions. The captions in this Plan are for convenience only and shall not be considered a part, or to affect the construction or interpretation, of any provision of this Plan.
4.3
Tax Reporting. The Conversion is intended to be a “reorganization” for purposes of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) (and any similar provision of state or local law), and this Plan is hereby adopted as a “plan of reorganization” for purposes of the Section 368(a)(1)(F) of the Code.
4.4
Governing Law. This Plan shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware.
4.5
Record of Conversion. A copy of this Plan will be kept at the principal place of business of the Nevada Corporation and, upon the request of any stockholder of the Delaware Corporation, a copy of this Plan shall promptly be delivered to such stockholder.

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Exhibit 2.1

This Plan of Conversion has been adopted by the Board of Directors as of the date set forth above.

Tempus AI, Inc.

By:	/s/ Andrew Polovin
Name: Andrew Polovin
Title: Executive Vice President, General Counsel, and Secretary

Exhibit 2.1

EXHIBIT A

Delaware Certificate of Conversion

EXHIBIT B

Nevada Articles of Conversion

EXHIBIT C

Nevada Articles of Incorporation

EXHIBIT D

Nevada Bylaws